EXHIBIT A

Transactions in the Issuer During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Person. All such transactions were effected in the open market through brokers and the price per share is net of commissions.

SHARES

Trade Date	Shared Purchased (Sold)	Price Per Share ($)
8/22/2013	9,084	62.27
8/23/2013	140,800	63.18
8/26/2013	46,500	63.77
8/27/2013	19,550	62.61
8/27/2013	140,679	62.71
8/28/2013	8,100	63.08
8/28/2013	16,300	63.20
8/28/2013	60,000	63.25
8/28/2013	29,178	63.34
8/29/2013	25,753	63.33
8/29/2013	40,000	63.38
8/30/2013	115,966	62.42
8/30/2013	129,680	62.91
9/3/2013	124,661	62.33
9/3/2013	50,000	62.35
9/3/2013	100,000	62.67
9/9/2013	45,400	57.43
9/9/2013	108,317	58.09
9/10/2013	96,200	57.55
9/10/2013	65,083	57.97

9/11/2013	7,605	58.53
9/18/2013	7,388	48.12
9/18/2013	(7,062)	48.10
9/24/2013	245,100	47.84
9/24/2013	70,660	48.18
9/24/2013	6,206	48.24
9/24/2013	11,979	48.45
9/24/2013	131,557	48.63
9/24/2013	17,100	48.75
9/24/2013	(4,706)	47.94
9/24/2013	(600)	48.01
9/25/2013	243,383	48.92
9/25/2013	159,943	48.95
9/25/2013	(40,000)	48.90
9/26/2013	17,400	48.86
9/26/2013	202,499	48.95
9/26/2013	3,411	48.99
9/26/2013	75,200	49.04
9/27/2013	85,100	50.48
9/27/2013	91,503	50.64
9/27/2013	36,078	51.02
9/27/2013	25,000	51.09
9/27/2013	(25,000)	50.00
9/30/2013	47,000	49.97
10/4/2013	1,000,000	52.25